JASPER EXPLORATIONS INC.

PROMISSORY NOTE

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Principal Amount: $1,500 USD (Non-interest bearing)	Due: December 31, 2010

For value received, the undersigned, JASPER EXPLORATIONS INC. (hereinafter the “Company” or the “Borrower”) promises to pay to ROBERT DENMAN, (hereinafter the “Holder” or the “Lender”), the total sum of Fifteen Hundred Dollars (USD $1,500) on a non-interest basis. Payment to be made by certified cheque, cash, or bank draft made payable and delivered to ROBERT DENMAN (such amount also to be referred to as the “Secured Moneys”). There are no restrictions on the ability of the Holder to transfer this Convertible Promissory Note.

The whole of the Secured Moneys shall be paid to the Holder on or before December 31, 2010. If the payment of Secured Moneys is not paid on December 31, 2010, the Secured Moneys can be converted to shares of the common stock of Jubilee Resources Inc. on the following basis:

1. The shares are convertible at par ($0.001 per share).

The undersigned herein waives presentment, demand, notice, or dishonour and protest or further notice of any kind and agrees that it shall remain liable in respect of this promissory note as if presentment, demand, notice of dishonour and protest had been duly made or given.

This Convertible Promissory Note is assignable at the sole option and discretion of the Holder, provided that the Holder provide the Company with a Notice of Assignment of Note and Assignment of Note at the time of such assignment, as applicable.

Dated this 18th day of December 2008.

By BORROWER:	By LENDER:

Jasper Explorations Inc.	Robert Denman
Authorized Signatory	Authorized Signatory